SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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|_|         (as permitted by Rule 14a-6(e)(2))
|_|         Definitive Proxy Statement
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|_|         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Foxmoor Industries Inc.
                (Names of Registrant as Specified in Its Charter)


                         General Pacific Capital, Inc.
    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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|_|      Fee computed on table below per Exchange Act rules 14a-6(i)(4)
         and 0-11.

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

Important Notice

                        Has Foxmoor Industries, Ltd. Made
                        True, Full and Plain Disclosure?

There is a fight on for control of the Board of Directors at Foxmoor Industries, Ltd. We at General Pacific Capital Inc. want you to know why we're trying to replace the existing Board of Directors. Our basic reason is that we believe the current management of Foxmoor Industries, Ltd. has put its own interests ahead of the interests of shareholders. It has consistently refused to provide adequate information to us, the shareholders of Foxmoor, about our company and their performance.

Here are eight questions that we think management should be willing to answer.


Question 1

A company named First Quality Distributors, Inc. owes Foxmoor in excess of $1,000,000, almost 33% of Foxmoor's total assets. Why is such a large percentage of Foxmoor's assets concentrated in one borrower? What is the financial condition and creditworthiness of First Quality Distributors? Can Foxmoor really expect to be paid?

Question 2

Foxmoor has told its shareholders that over 70% of its revenues come from one customer, but they won't tell us the name of this customer. Is it First Quality Distributors? If so, do Foxmoor shareholders have an investment in Foxmoor or are they really investors in First Quality Distributors?

Question 3

Why has management failed to hold an Annual Meeting of Shareholders, in violation of Delaware law, at which Foxmoor's shareholders would have a voice in the election of directors, since August 1992? Why did General Pacific Capital have to sue Foxmoor in Delaware court in order to force management to hold an annual meeting in accordance with Delaware law?

Question 4

Why hasn't Ross Corace told us that he issued over 300,000 additional shares of Foxmoor to himself and another unidentified party shortly before the record date of the Annual Meeting? Why hasn't he made the filings required by the Securities and Exchange Commission which would provide shareholders with the details of these transactions?


Question 5

The Company bought 25,000 Foxmoor shares from an "insider" in 1995 at a price of $4.60 per share when the highest market price for the stock in that year was $2.75. Who was the insider and why was such a high price paid for this stock by Foxmoor shareholders?
Can the rest of the owners of Foxmoor get $4.60 per share?

Question 6

Why hasn't Foxmoor management explained the nature of and the reason for the $1,035,000 unsecured loan which was made to a "consultant" in July, 1996? Who was the consultant? Has the loan been repaid? What was management thinking when it made such a big loan on an unsecured basis?

Question 7

During 1995, Foxmoor management wrote off $472,540 in Assignments Receivable, which was over 17% of Foxmoor's assets. Who owed us this money - was it First Quality Distributors? How solid are our other assets or are there more write-offs coming?


Question  8

Why doesn't management just tell us the truth about the financial condition of the Company? CAN WE AFFORD THE CONTINUTATION OF PAST PERFORMANCE OF FOXMOOR MANAGEMENT AND THE VALUE OF OUR INVESTMENT?


                              FOXMOOR SHAREHOLDERS
                         DESERVE FULL, TRUE AND COMPLETE
                                   DISCLOSURE

     If you think it's time for management that puts your interests first, vote the BLUE proxy card FOR the nominees of General Pacific Capital, Inc. an experienced management team dedicated to the restoration of shareholder value at Foxmoor.

                                Paul H. Eagland
                                Michael J. Smith
                             John R. Lefebvre, Jr.


                  If you would like to learn more about Foxmoor
                        or about General Pacific Capital,
                   please call us toll free at 1-888-394-7799.


     If you have qeustions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005

                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800